UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.   )

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DOMTAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SELECTED FINANCIAL FIGURES

Years ended December 31	2016	2017	**2018**
(In millions of dollars unless otherwise noted)			
Consolidated sales per segment			
Pulp and Paper	4,239	4,216	**4,523**
Intersegment sales	(58)	(64)	**(68)**
Personal Care	909	996	**1,000**
Consolidated sales	5,090	5,148	**5,455**
Operating income (loss) per segment			
Pulp and Paper	201	237	**438**
Personal Care	57	(527)	**(5)**
Corporate	(50)	(38)	**(47)**
Operating income (loss)	208	(328)	**386**
Net earnings (loss)	128	(258)	**283**
Cash flows from operating activities	465	449	**554**
Capital expenditures	347	182	**195**
Free cash flow[1]	118	267	**359**
Total assets	5,680	5,212	**4,925**
Long-term debt, including current portion	1,281	1,130	**854**
Net debt-to-total capitalization ratio[1]	30%	29%	**23%**
Total shareholders' equity	2,676	2,483	**2,538**
Weighted average number of common shares outstanding in millions (diluted)	62.7	62.7	**63.1**

2 As at December 31, 2018

SALES
(In millions of dollars)

5,090
5,148
5,455
2016
2017
2018

EBITDA BEFORE ITEMS[1]
(In millions of dollars)

635
569
725
2016
2017
2018

FREE CASH FLOW[1]
(In millions of dollars)

118
267
359
2016
2017
2018

CASH FLOWS FROM OPERATING ACTIVITIES
(In millions of dollars)

465
449
554
2016
2017
2018

+4.8%
QUARTERLY DIVIDEND INCREASE TO $0.435 PER COMMON SHARE

$1.6B
RETURNED TO SHAREHOLDERS SINCE 2011

23%
NET DEBT TO TOTAL CAPITALIZATION RATIO[1,2]

DOMTAR | 2018 ANNUAL REPORT 1

MESSAGE
TO SHAREHOLDERS

DY

HE

RE

DOMTAR ACHIEVED SOLID EARNINGS AND CASH FLOW IN 2018 WHILE SIGNIFICANTLY DE-RISKING ITS BUSINESS WITH THE UNVEILING OF A FLEXIBLE, LONG-TERM ASSET CONVERSION ROADMAP

DOMTAR 2018 ANNUAL REPORT 3

MESSAGE

TO SHAREHOLDERS

With a legacy of 170 years, Domtar is ready for the future. Our confidence stems from our clear strategy to create value by remaining the supplier of choice to our paper customers, while building new businesses in growing markets.

Domtar generated $725 million of EBITDA before items1 and cash flows from operating activities of $554 million in 2018. We returned $108 million to shareholders in the form of dividends, re-invested $195 million in our business, and repaid $276 million of debt. Our net debt-to-total capitalization ratio1 at year-end stood at a comfortable 23%.

Our strong financial performance was driven by our papers business, complemented by one of our strongest performances in market pulp. We closed the year with a robust fourth quarter, strong momentum in pulp and paper, and greater visibility on our path forward.

The results and progress achieved in 2018 demonstrate that we are well-positioned to create value in the years ahead.

1	Non-GAAP financial measure. Please see “Reconciliation of non-GAAP Financial Measures” at the end of this document.

EXECUTING OUR PAPER STRATEGY

The North American paper market reached a positive inflection point in 2018 driven by improved demand and permanent supply curtailments in the industry. Through a combination of market share gains, price increases and higher productivity across our mill system, we achieved a strong performance in this business.

We were able to capitalize on the favorable market dynamics because of our long-standing commitment to be the leading North American supplier of uncoated freesheet. In this regard, the significant cash flows we derive annually from this business are evidence of its resilience.

THE RECENT DECISION BY A MAJOR SUPPLIER TO EXIT THE UNCOATED FREESHEET MARKET IS STRENGTHENING DOMTAR’S POSITION. IN LINE WITH OUR LONG-TERM STRATEGY, WE WILL CONTINUE TO FOCUS ON EXTENDING THE CASH FLOW RUNWAY IN PAPER BY LEVERAGING OUR LOW-COST POSITION, FLEXIBLE SERVICE MODEL AND CUSTOMER RELATIONSHIPS.

GENERATING HIGH RETURNS IN PULP

In market pulp, we benefited from strong global demand for tissue, absorbent hygiene products and packaging, as well as rising prices to more than double our EBITDA1 in 2018 compared to the prior year. In so doing, we confirmed the potential of market pulp as a major source of cash flow for Domtar.

4    DOMTAR    2018 ANNUAL REPORT

As a result of investments in mill conversions, we now have the capacity to produce 1.8 million air-dry metric tons of market pulp – mostly in softwood, fluff and specialty grades – for a global customer base.

Now that we have achieved scale, our focus is on driving growth and enhancing our customer value proposition. We are also investing in high-return initiatives to optimize production and increase efficiencies across our mills with the objective of driving cost performance. As one of the leaders in the global softwood and fluff markets, we are looking at pulp as a long-term generator of earnings growth for Domtar.

LEVERAGING OUR ASSET BASE

While generating steady cash flows, we have been actively finding new uses for our paper mills and repurposing these assets to manufacture products in growing markets. Over the past several years, we have reduced paper capacity by 1.5 million short tons to balance our supply with our customer demand. Today, these repurposed mills produce market pulp and/or specialty papers, thereby maximizing the value of these assets and maintaining the thousands of jobs they support in our communities.

WE ADDED AN IMPORTANT NEW DIMENSION TO OUR STRATEGY IN 2018 BY DETAILING A LONG-TERM CONVERSION ROADMAP FOR FOUR OF OUR LARGEST PAPER MILLS.

Our studies have confirmed that Domtar can be a significant and competitive supplier to the containerboard market in addition to increasing our pulp production.

The optionality embedded in our paper assets provides a path for their future. Our conversion roadmap significantly de-risks our business for the benefit of Domtar’s many stakeholders – shareholders, employees and communities among them.

We are taking a long-term view, with the timing and sequence of potential mill conversions to be determined by market and economic conditions affecting our paper business.

IMPROVING MARGINS IN PERSONAL CARE

Over several years, we have established a billion-dollar business in the personal care market. Although this business is currently not providing the returns we expected, its long-term value is underpinned by attractive demographic and market trends, as well as an efficient manufacturing platform.

Stiff headwinds in the form of escalating raw materials prices and intense price competition have led to disappointing results. Faced with margin erosion, we initiated actions across the division in 2018 to improve our financial performance.

These actions include division-wide cost reductions, product rationalization, and manufacturing optimization with the closure of one North American facility and equipment relocation to sister plants. The objective is to realize annual margin improvement of approximately $25 million to $30 million, with full run-rate effect by the end of 2020.

Global demand for adult incontinence products is growing at a rate of 3-5% annually due to an aging population and increased product adoption rates. The sizeable infant diaper category continues to see a shift to store-brand products in North America and Europe, creating a significant opportunity for market penetration. By executing its margin improvement plan, our personal care division will be a more agile competitor in a growing market.

DOMTAR    2018 ANNUAL REPORT    5

MESSAGE

TO SHAREHOLDERS

OPTIMIZING CAPITAL DEPLOYMENT

Our businesses have remained highly cash-generative throughout the years, and we have been very disciplined in our capital deployment decisions to strike an optimal balance between shareholder returns and the execution of our business strategy.

Since 2011, Domtar has returned $1.6 billion to shareholders in the form of dividends and share repurchases. Our annual dividend payout for 2018 was $108 million and the yield for our shareholders is among the highest in our industry. In the years ahead, we will remain true to our commitment of returning the majority of our free cash flow to shareholders while continuing to invest in the future of our businesses.

OPERATING RESPONSIBLY

Our long-standing pursuit of sustainable business practices remains an integral part of our DNA and of our long-term strategy. Our track record in environmental and social responsibility differentiates us in the eyes of our customers and contributes to our financial results.

PULP AND PAPER TOTAL INJURY FREQUENCY RATES	PERSONAL CARE TOTAL INJURY FREQUENCY RATES

Over the past decade, we have made progress in key areas such as forest certification, environmental performance, and the beneficial reuse of manufacturing byproducts. Our workplaces are inclusive, welcoming people from diverse backgrounds. We treat our employees with respect and prioritize their health and safety.

I am also proud to highlight Domtar’s award-winning disclosure in environmental and social reporting. We will publish our next Sustainability Report in 2019, outlining our targets, challenges and achievements.

READY FOR THE FUTURE

We ended 2018 feeling confident about our short-term prospects and our positioning for the long term. We have some of the best paper assets in North America, a world-class pulp business, great asset optionality, and flexibility in the timing of future conversions.

I THANK OUR EMPLOYEES FOR THEIR EFFORTS, OUR SHAREHOLDERS FOR THEIR CONTINUED CONFIDENCE, AND THE MEMBERS OF OUR BOARD OF DIRECTORS FOR THEIR VALUED COUNSEL AND SUPPORT.

Our strategy as a leading fiber-based technology company is delivering value and we are keenly focused on seizing market opportunities. Domtar is ready for the future.

John D. Williams

President and Chief Executive Officer

6    DOMTAR    2018 ANNUAL REPORT

MANAGEMENT COMMITTEE AND

BOARD OF DIRECTORS

OUR LEADERSHIP TEAM

Domtar upholds the highest standards of business integrity and corporate social responsibility. Our commitment to operating responsibly is supported by our Code of Business Conduct and Ethics applicable to Board members and employees alike. Strict Corporate Governance Guidelines are the basis for a robust compliance program.

We have adopted a wide range of policies, regularly reviewed and updated, to promote strong governance, best practices, diversity and sustainability. For more information on governance at Domtar, or to consult our proxy statement, please visit domtar.com.

MANAGEMENT COMMITTEE

John D. Williams President and Chief Executive Officer	Daniel Buron Senior Vice President and Chief Financial Officer

Michael D. Garcia President Pulp and Paper Division	Michael Fagan President Personal Care Division

Zygmunt Jablonski Senior Vice President and Chief Legal and Administrative Officer	Patrick Loulou Senior Vice President Corporate Development

BOARD OF DIRECTORS

Robert E. Apple Chairman of the Board Domtar Corporation Chief Operating Officer MasTec, Inc. Miami, Florida	Giannella Alvarez Chief Executive Officer Beanitos, Inc. Austin, Texas

David J. Illingworth Corporate Director Orchid, Florida	Brian M. Levitt Chairman of the Board The Toronto Dominion Bank Kingston, Ontario

David G. Maffucci Corporate Director Isle of Palms, South Carolina	Pamela B. Strobel Corporate Director Chicago, Illinois

Denis Turcotte Managing Partner Brookfield Asset Management Inc. Toronto, Ontario	John D. Williams President and Chief Executive Officer Domtar Corporation Charlotte, North Carolina

Mary A. Winston President WinsCo Enterprises, Inc. Charlotte, North Carolina

DOMTAR    2018 ANNUAL REPORT    7

BUSINESS OVERVIEW
PULP AND PAPER
SEGMENT

3 MILLION
SHORT TONS OF UNCOATED FREESHEET PAPER

1.5 MILLION
AIR-DRY METRIC TONS OF MARKET PULP

13
PULP AND PAPER MILLS IN NORTH AMERICA

8 DOMTAR 2018 ANNUAL REPORT

7,100
PULP AND PAPER EMPLOYEES

13
CONVERTING FACILITIES

CUSTOMERS IN
40+
COUNTRIES
AROUND THE WORLD

READY FOR THE FUTURE

DOMTAR 2018 ANNUAL REPORT 9

BUSINESS OVERVIEW

PULP AND PAPER

SEGMENT

PULP AND PAPER

Favorable market conditions and higher productivity across the mill system are highlights of a successful year for Domtar’s pulp and paper segment in 2018. We increased paper shipments, solidifying our position as the supplier of choice for communication papers in North America, while continuing to grow our market pulp business globally. Sales of our specialty paper grades were also higher than in the prior year.

STRONG

PAPER

PERFORMANCE

Domtar’s sales of uncoated freesheet papers increased 7% in 2018, while shipments were up 3% to approximately 3 million short tons. Already North America’s largest manufacturer of communication papers, we gained new business as some competitors announced permanent uncoated freesheet capacity reductions.

North American production of uncoated freesheet paper declined 3.4% in 2018 to 7.1 million short tons. Demand was approximately 7.5 million short tons, a 0.5% decrease compared to 2017. Global demand for uncoated freesheet was estimated at 44.4 million short tons in 2018, similar to the previous year.

Several of Domtar’s communication paper mills achieved records in slush pulp and paper production in 2018. Paper productivity and daily production of slush pulp – wood fiber that is ready for making paper or market pulp – both exceeded our annual targets. Paper production was 3% higher than in the prior year.

We entered 2019 with high operating rates and improved paper prices. In addition, permanent capacity closures have been announced by competitors effective during the first half of 2019 and into 2020.

DOMTAR PAPER PRODUCTS AND APPLICATIONS

	Communication Papers				Specialty and Packaging Papers

CATEGORY	Business		Commercial Printing and Publishing Papers		• Thermal papers • Food packaging • Bag stock • Security papers • Imaging papers • Label papers • Medical disposables
Papers

GRADE	• Copy	• Premium imaging • Technology papers	• Offset • Colors • Index • Tag • Bristol	• Opaques • Premium opaques • Lightweight • Tradebook

APPLICATION	• Photocopies • Office documents • Presentations	• Presentations • Reports	• Commercial printing • Direct mail • Pamphlets • Brochures • Cards • Posters	• Stationery • Brochures • Annual reports • Books • Catalogs • Forms and Envelopes	• Food and candy packaging • Fast food takeout bag stock • Check and security papers • Surgical gowns

10    DOMTAR    2018 ANNUAL REPORT

RELIABLE

LONG-TERM

PAPER SUPPLIER

Domtar has been steadfast in its strategy to remain North America’s largest uncoated freesheet producer and reliable long-term supplier to its customers. This strategy has served us well and continues to be our path.

We are keeping our promise to customers by investing annually in our paper mills to increase operational reliability and efficiency, as well as in ongoing product development and innovation to meet their needs.

We offer a broad selection of high-quality uncoated papers – from office, printing, publishing, digital and inkjet papers, to innovative converting and specialty papers – and responsive, world-class service.

NORTH AMERICAN

UNCOATED FREESHEET

CAPACITY1

Domtar Market Share vs. Next Four Competitors

Source: RISI

1	Reflects the decision by a major supplier to curtail its uncoated freesheet capacity in 2019.

A strong culture of sustainability is embedded throughout our operations. Our commitment to sustainable forest management, responsible use of resources, and safe and healthy workplaces help our customers achieve their own social responsibility goals.

At the same time, Domtar is taking a deliberate approach to finding new uses for its paper assets in growing markets. But we are not going to repurpose our mills prematurely, simply because we can.

Making and selling uncoated freesheet in the current market environment is highly attractive, and Domtar is committed to remain the supplier of choice to its customers in 2019 – and for the long term.

DOMTAR    2018 ANNUAL REPORT    11

BUSINESS OVERVIEW
PULP AND PAPER
SEGMENT

REPURPOSING FOR A PURPOSE

For Domtar, asset quality and flexibility, access to abundant wood fiber, and a skilled and experienced workforce offer strategic optionality. Our "steel in the ground" has long-term value and, when needed, we can repurpose some of our mills to the next best use, creating new cash flow sources and sustaining the economic life of our communities.

Over the past decade, we have successfully removed and converted 1.5 million short tons of paper capacity to manufacture products in growing markets while balancing our paper supply with customer demand.

Long-term conversion potential

In 2018, we completed a feasibility study with internal and external resources to determine the next best use for several of our largest paper mills. The outcome was a confirmation that we have the right fiber basket, assets and core competencies at several mills to make an impactful entry into the global containerboard market while also expanding our position in market pulp. Specifically, we hold the keys to successfully produce up to 2.5 million tons of containerboard and/or 570,000 air-dry metric tons of additional market softwood and fluff pulp.

Containerboard is a highly attractive market with strong long-term fundamentals. The domestic U.S. containerboard market exceeds 30 million tons annually, with a historical growth rate of 1.9%. On a global basis, containerboard is the largest category in the paper industry and growing.

Global demand for market pulp is also growing, and certain mills are well suited for this purpose when the paper they currently produce is no longer needed to meet customer demand.

12 DOMTAR 2018 ANNUAL REPORT

The exact timing and sequence of any conversion will be determined by the profitability trends in our paper business, market conditions, and the supply requirements of our paper customers.

Ready for the future

While our first conversion is not imminent, we have a long-term conversion roadmap. Our shareholders, employees and communities will take comfort in knowing that Domtar has attractive opportunities in growth markets. Our repurposing roadmap significantly de-risks our business and allows all our stakeholders to look ahead with confidence.

At the right time, our communication paper mills and our employees are ready to execute. Domtar is ready for the future!

ASSET CONVERSION ROADMAP

A
B
C
D

Mill	Annual UFS Production Capacity	Conversion Potential (Approximate)
A ASHDOWN AR	265,000 short tons	• 400,000 tons of kraft linerboard • 75,000 ADMT of fluff pulp OR • 255,000 ADMT of fluff pulp and southern bleached softwood kraft
B HAWESVILLE KY	596,000 short tons	• 580,000 tons of kraft linerboard • 320,000 tons of recycled medium
C KINGSPORT TN	426,000 short tons	• 600,000 tons of recycled linerboard
D MARLBORO SC	274,000 short tons	• 600,000 tons of kraft linerboard OR • 315,000 ADMT of fluff pulp

UFS: Uncoated freesheet paper
ADMT: Air-dry metric tons

DOMTAR 2018 ANNUAL REPORT 13

BUSINESS OVERVIEW

PULP AND PAPER

SEGMENT

HIGH RETURNS

IN PULP

Domtar’s market pulp shipments totalled 1.5 million air-dry metric tons in 2018, with strong demand in the markets we serve and higher prices across all product categories. We are one of the world’s largest producers of market pulp, selling our products to customers in over 40 countries.

Global demand for chemical market pulp was approximately 61.5 million tons in 2018, similar to the prior year. North American demand decreased 4.8% to 7.5 million tons, while in China, a key driver of global pulp consumption, demand was 20.9 million tons, stable when compared to 2017.

Supply disruptions were a key factor in the global pulp market in 2018, with significant unplanned capacity outages in the industry due to weather and other events. Domtar experienced an orderly weather-related shutdown at one location, but total production across the mill system was consistent with the prior year.

We entered 2019 with sound market fundamentals, with strong demand in our end markets, and no major industry capacity increase announcements. Because China has accounted for a significant share of demand growth for softwood pulp over the past several years, its economy will be an important factor in price trends in 2019.

 EXPLORING THE POTENTIAL

 OF WOOD-BASED BIOMATERIALS

In a world seeking to transition from petroleum-based products, Domtar is exploring the potential for using wood fiber as a viable replacement or supplement. As fiber experts and innovators, we know that trees can be used as feedstock for developing a variety of sustainable and biodegradable alternatives to materials or chemicals currently made with petroleum.

In 2018, Domtar acquired an interest in a company that uses lignin to make engineered plastic compounds such as acrylonitrile butadiene styrene (ABS), a material widely used in injection molding and 3D manufacturing, as well as other high-value fiber and lignin applications. We also installed a demonstration plant in Canada to show how lignin pellets can potentially be used as a bio-alternative to petroleum-based products, including plastics.

These are but two tangible initiatives led by our BioMaterials Innovation team. They are also looking at extractives, advanced fibers and thermochemical fuels. While material revenues are not expected from biomaterials in the short term, we see compelling reasons to continue our research and development for the benefit of Domtar and our planet.

14    DOMTAR    2018 ANNUAL REPORT

PULP, A GROWTH DRIVER

Since establishing pulp as a growth driver, Domtar has been taking actions to build a globally competitive business. Market pulp sales have increased significantly to account for 22% of consolidated sales in 2018.

Having achieved global scale, we are increasingly focused on enhancing our customer value proposition to build strong long-term relationships while increasing sales in higher margin product segments. This is supported by a disciplined investment plan on high-return projects over the next three years to optimize and improve efficiencies across our market pulp mills, with the objective of driving cost performance towards industry first quartile ranking.

- Our Kamloops Mill undertook a major debottlenecking project and other improvements in 2018 that have resulted in increased softwood pulp production and improved environmental performance.
- At our Dryden Mill, which also produces softwood pulp, we are taking actions to increase fiber yield.
- Our Plymouth Mill is focused on increasing reliability to generate higher fluff pulp production and reducing energy and chemical use.
- We continue to increase fluff pulp production at our Ashdown Mill, which operates one of the world's largest and most advanced fluff pulp machines.

As one of the world's largest market pulp producers, Domtar is well-positioned to capitalize on growth opportunities in attractive markets.

DOMTAR PULP SHIPMENTS BY END USES[1]

END USE	% of total shipments
ABSORBENT HYGIENE	40%
TOWEL AND TISSUE	38%
SPECIALTY PAPER AND MATERIALS	18%
PRINTING AND WRITING	4%

1 Includes pulp shipments to Personal Care

DOMTAR 2018 ANNUAL REPORT 15

BUSINESS OVERVIEW
PERSONAL CARE
SEGMENT

2.6 BILLION
UNITS OF ADULT DIAPERS

2,200
PERSONAL CARE EMPLOYEES

6
MANUFACTURING FACILITIES IN EUROPE AND NORTH AMERICA

16 DOMTAR 2018 ANNUAL REPORT

PERSONAL CARE

Long-term growth trends for adult incontinence and infant products remain strong but adverse market conditions made for a difficult year in 2018. Domtar’s vision to be a leader in this market has not changed and we are taking strong measures across the business to improve our performance.

A YEAR OF TRANSITION

Significant increases in input costs, over and above the commodity inflation experienced in the prior year, and intense pricing pressure have compressed margins in our personal care business in 2018. We were also affected by an unfavorable tender balance, and costs associated with ramping up a significant new customer beginning in the final quarter of the year.

We responded to market conditions by launching a division-wide margin improvement plan in the second half of 2018. This included streamlining administrative and sales expenses, cost reductions, product rationalization, and commercial initiatives.

Our Waco, Texas facility will be permanently shut by the third quarter of 2019, and some of the equipment will be installed in other locations as part of a manufacturing optimization. Our guiding principle is to reduce complexity to improve efficiency and productivity.

We expect these actions to generate $25 million to $30 million in annual margin improvement and to strengthen our long-term competitive position. The full run rate effect of the margin improvement initiatives is expected by the end of 2020.

FOCUS ON PRODUCTS AND CUSTOMERS

A globally integrated provider of absorbent hygiene solutions, Domtar is gaining traction as a supplier of partner-branded adult incontinence and infant products in North America and Europe. This strategy continues to be a major focus going forward.

We are making inroads in the institutional market for adult incontinence products in Europe, and we completed the installation of a new protective underwear line with the objective of capturing additional market share.

Continued investments will also be made in our direct-to-consumer channel in North America to drive sales of our full line of branded adult incontinence products, including protective underwear, briefs, underpads, pads and washcloths.

With our ability to create high-quality and cost-effective products, our well-invested manufacturing footprint, and dedicated employees, we are determined to rise to the challenge of a competitive market and to champion health, dignity and comfort through effective and affordable care.

DOMTAR    2018 ANNUAL REPORT    17

BUSINESS OVERVIEW

SEGMENTED INFORMATION

PULP AND PAPER

Years ended December 31	2016	2017	2018
(In millions of dollars)

Sales (including sales to Personal Care)	4,239	4,216	4,523

Operating income	201	237	438

Depreciation and amortization	284	254	238

Capital expenditures	287	128	164

Total assets	3,637	3,649	3,475

Paper shipments–manufactured (‘000 ST)	3,021	2,891	2,971

Market pulp shipments (‘000 ADMT)	1,513	1,722	1,536

PERSONAL CARE

Years ended December 31	2016	[1]	2017	2018
(In millions of dollars)

Sales	909		996	1,000

Operating income (loss)	57		(527)	(5)

Depreciation and amortization	64		67	70

Capital expenditures	55		48	37

Total assets	1,884		1,406	1,331

1 Including HDIS since October 1, 2016

18    DOMTAR    2018 ANNUAL REPORT

SHAREHOLDER INFORMATION

DIVIDENDS DECLARED IN 2018
Declared	Record Date	Payable Date	Amount

February 8, 2018	April 2, 2018	April 16, 2018	$0.435
May 8, 2018	July 3, 2018	July 16, 2018	$0.435
August 8, 2018	October 2, 2018	October 15, 2018	$0.435
November 7, 2018	January 2, 2019	January 15, 2019	$0.435

EXCHANGE LISTINGS

NYSE: UFS

TSX: UFS

DIVIDEND POLICY

Subject to approval by its Board of

Directors, Domtar pays a quarterly

dividend on its common stock.

TRANSFER AGENT

AND REGISTRAR

By regular mail

Computershare

PO Box 505000

Louisville, KY 40233-5000

By overnight delivery

Computershare

462 South 4th Street, Suite 1600

Louisville, KY 40202

North American Toll Free Number:

1-877-282-1168

Tel.: 1-781-575-2879

computershare.com/investor

TENTATIVE EARNINGS

RELEASE SCHEDULE

First Quarter 2019: Wednesday, May 1, 2019

Second Quarter 2019: Thursday, August 1, 2019

Third Quarter 2019: Thursday, October 31, 2019 Fourth Quarter 2019: Thursday, February 6, 2020

INVESTOR RELATIONS

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

Tel.: 514-848-5049

Email: ir@domtar.com

Electronic versions of this report, SEC

filings and other publications are

available at domtar.com

ANNUAL MEETING

May 8, 2019, 7:45 a.m. ET

Domtar Corporate Office

234 Kingsley Park Drive

Fort Mill, SC 29715

DOMTAR    2018 ANNUAL REPORT    19

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization”. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after-tax (pre-tax) effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

			2016	2017	2018
Reconciliation of “Earnings before items” to Net earnings (loss)
Net earnings (loss)		($)	128	(258)	283
(+)	Impairment of property, plant and equipment and goodwill	($)	22	573	5
(+)	Closure and restructuring costs	($)	25	1	6
(+)	Litigation settlement	($)	2	—	2
(-)	Net gains on disposals of property, plant and equipment	($)	—	(11)	(3)
(-)	Reversal of contingent consideration	($)	—	(2)	—
(+)	Impact of purchase accounting	($)	1	—	—
(-)	U.S. Tax Reform	($)	—	(140)	(2)
(=)	Earnings before items	($)	178	163	291
(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	62.7	62.7	63.1
(=)	Earnings before items per diluted share	($)	2.84	2.60	4.61

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings (loss)
	Net earnings (loss)	($)	128	(258)	283
(+)	Equity loss, net of taxes	($)	—	—	2
(+)	Income tax expense (benefit)	($)	29	(125)	57
(+)	Interest expense, net	($)	66	66	62
(+)	Depreciation and amortization	($)	348	321	308
(+)	Impairment of property, plant and equipment and goodwill	($)	29	578	7
(-)	Net gains on disposals of property, plant and equipment	($)	—	(13)	(4)
(=)	EBITDA	($)	600	569	715
(/)	Sales	($)	5,090	5,148	5,455
(=)	EBITDA margin	(%)	12%	11%	13%
	EBITDA	($)	600	569	715
(+)	Closure and restructuring costs	($)	32	2	8
(+)	Litigation settlement	($)	2	—	2
(-)	Reversal of contingent consideration	($)	—	(2)	—
(+)	Impact of purchase accounting	($)	1	—	—
(=)	EBITDA before items	($)	635	569	725
(/)	Sales	($)	5,090	5,148	5,455
(=)	EBITDA margin before items	(%)	12%	11%	13%

Reconciliation of “Free cash flow” to Cash flow from operating activities
	Cash flows from operating activities	($)	465	449	554
(-)	Additions to property, plant and equipment	($)	(347)	(182)	(195)
(=)	Free cash flow	($)	118	267	359

(Continued)
			2016	2017	2018
“Net debt-to-total capitalization” computation
	Bank indebtedness	($)	12	—	—
(+)	Long-term debt due within one year	($)	63	1	1
(+)	Long-term debt	($)	1,218	1,129	853
(=)	Debt	($)	1,293	1,130	854
(-)	Cash and cash equivalents	($)	(125)	(139)	(111)
(=)	Net debt	($)	1,168	991	743
(+)	Shareholders’ equity	($)	2,676	2,483	2,538
(=)	Total capitalization	($)	3,844	3,474	3,281
	Net debt	($)	1,168	991	743
(/)	Total capitalization	($)	3,844	3,474	3,281
(=)	Net debt-to-total capitalization	(%)	30%	29%	23%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt-to-total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss), Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

RECONCILIATION OF NON-GAAP

FINANCIAL MEASURES BY SEGMENT

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics are useful to understand our operating performance and benchmark with peers within the industry. The Company calculates the segmented “Operating income (loss) before items” by excluding the pre-tax effect of specified items. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

				Pulp and Paper			Personal Care[1]			Corporate
				2016	2017	2018	2016	2017	2018	2016	2017	2018
“Reconciliation of Operating income (loss)
	to “Operating income (loss) before items”
	Operating income (loss)	($	)	201	237	438	57	(527)	(5)	(50)	(38)	(47)
(+)	Impairment of property, plant and equipment and goodwill	($	)	29	—	—	—	578	7	—	—	—
(-)	Net gains on disposals of property, plant and equipment	($	)	—	(4)	(4)	—	—	—	—	(9)	—
(+)	Closure and restructuring costs	($	)	31	—	—	1	2	8	—	—	—
(+)	Litigation settlement	($	)	—	—	—	—	—	—	2	—	2
(+)	Impact of purchase accounting	($	)	—	—	—	1	—	—	—	—	—
(-)	Reversal of contingent consideration	($	)	—	—	—	—	—	—	—	(2)	—
(=)	Operating income (loss) before items	($	)	261	233	434	59	53	10	(48)	(49)	(45)

Reconciliation of “Operating income (loss)
	before items” to “EBITDA before items”
	Operating income (loss) before items	($	)	261	233	434	59	53	10	(48)	(49)	(45)
(+)	Non-service components of net periodic benefit cost	($	)	16	13	19	—	—	—	(1)	(2)	(1)
(+)	Depreciation and amortization	($	)	284	254	238	64	67	70	—	—	—
(=)	EBITDA before items	($	)	561	500	691	123	120	80	(49)	(51)	(46)
(/)	Sales	($	)	4,239	4,216	4,523	909	996	1,000	—	—	—
(=)	EBITDA margin before items	(%	)	13%	12%	15%	14%	12%	8%	—	—	—

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements, thereby leading to different measures for different companies.

1 On October 1, 2016, the Company acquired 100% of the shares of Home Delivery Incontinent Supplies Co. in the United States.

WHERE WE WORK
CORPORATE OFFICES

MARKET PULP

(Annual pulp manufacturing capacity in air-dry metric tons)

Ashdown, Arkansas

(516,000 tons)

Dryden, Ontario

(327,000 tons)

Kamloops, British Columbia

(354,000 tons)

Plymouth, North Carolina

(390,000 tons)

CHIP MILLS

Hawesville, Kentucky Johnsonburg, Pennsylvania Kingsport, Tennessee Marlboro (Bennettsville), South Carolina

CONVERTING AND DISTRIBUTION – ONSITE

Ashdown, Arkansas Rothschild, Wisconsin Windsor, Quebec

CONVERTING AND FORMS

MANUFACTURING

Addison, Illinois

Brownsville, Tennessee

Dallas, Texas

DuBois, Pennsylvania

Griffin, Georgia

Owensboro, Kentucky

Ridgefields, Tennessee

Rock Hill, South Carolina

Tatum, South Carolina

Washington Court House, Ohio

ARIVA – CANADA

Halifax, Nova Scotia

Montreal, Quebec

Mount Pearl, Newfoundland

and Labrador

Ottawa, Ontario

Quebec City, Quebec

Toronto, Ontario

REGIONAL REPLENISHMENT CENTERS – UNITED STATES

Charlotte, North Carolina

Chicago, Illinois

Dallas, Texas

Delran, New Jersey

Indianapolis, Indiana

Jacksonville, Florida

Mira Loma, California

Seattle, Washington

REGIONAL REPLENISHMENT

CENTERS – CANADA

Richmond, Quebec

Toronto, Ontario

Winnipeg, Manitoba

REPRESENTATIVE

OFFICE – INTERNATIONAL

Hong Kong, China

LOCAL DISTRIBUTION CENTERS

Buffalo, New York

Cincinnati, Ohio

Cleveland, Ohio

Des Moines, Iowa

Houston, Texas

Kansas City, Kansas

Minneapolis, Minnesota

Nashville, Tennessee

Phoenix, Arizona

Plain City, Ohio

Richmond, Virginia

Salt Lake City, Utah

San Antonio, Texas

San Lorenzo, California

St. Louis, Missouri

Vancouver, Washington

Walton, Kentucky

Wayne, Michigan

Wisconsin Rapids, Wisconsin

Fort Mill, South Carolina Montreal, Quebec
PULP AND PAPER

DIVISION HEADQUARTERS

Fort Mill, South Carolina

UNCOATED FREESHEET

(Annual paper manufacturing capacity in short tons)

Ashdown, Arkansas

(265,000 tons)

Espanola, Ontario

(69,000 tons)

Hawesville, Kentucky

(596,000 tons)

Johnsonburg, Pennsylvania

(344,000 tons)

Kingsport, Tennessee

(426,000 tons)

Marlboro (Bennettsville),

South Carolina

(274,000 tons)

Nekoosa, Wisconsin

(168,000 tons)

Port Huron, Michigan

(113,000 tons)

Rothschild, Wisconsin

(131,000 tons)

Windsor, Quebec

(642,000 tons)

              20    DOMTAR    2018 ANNUAL REPORT

PERSONAL CARE	FORWARD-LOOKING	PRODUCTION

DIVISION HEADQUARTERS

Raleigh, North Carolina

MANUFACTURING AND

DISTRIBUTION

Aneby, Sweden

Delaware, Ohio

Greenville, North Carolina

Jesup, Georgia

Toledo, Spain

Waco, Texas[1]

SALES OFFICES

Daytona Beach, Florida

Tuitjenhorn, The Netherlands

Olivette, Missouri

Oslo, Norway

Linz, Austria

Madrid, Spain

Pusignan, France

Rheinfelden, Switzerland

Schwalbach am Taunus, Germany

Stockholm, Sweden

Texarkana, Arkansas

Wakefield, United Kingdom

STATEMENTS

This Annual Report contains forward-look ing statements, including statements regarding strategy, repurposing of mills, product and brand development, production, sales growth, margins, earnings objectives, continuous improvement and the impact of our Personal Care initiatives. Actual results may differ materially from those suggested by these statements for a number of reasons, including customer acceptance of new products and brands, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, and the other reasons identified under “Risk Factors” in our Form 10-K for 2018 as filed with the Securities Exchange Commission and as updated by subsequently filed Form 10-Q’s. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

NOTES

Paper

Cover printed on 80 lb. Cougar® Cover, Smooth Finish. Insert printed on 70 lb. Cougar® Text, Smooth Finish.

Printing

Cover and insert printed with UV inks on a Heidelberg Speedmaster CD 102 press 6-color units with in-line coater and full inter-deck and end-of-press extended delivery UV drying systems.

1  On November 1, 2018, we announced a margin improvement plan within our Personal Care Division, including the permanent closure of our Waco, Texas, manufacturing and distribution facility. The facility is expected to cease operations in the third quarter of 2019.